Exhibit 2.1
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                           Statement of Control Person


The Statement on this Schedule 13G dated May 26, 2004 with respect to the common stock no par value per share of Avanir Pharmaceuticals is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital II LLC.

OrbiMed Advisors LLC and OrbiMed Capital II LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).